NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. REPORTS EARNINGS AT SEPTEMBER 30, 2012

Honesdale, PA, October 19, 2012/ Dimeco, Inc. (Nasdaq “DIMC”), parent company of The Dime Bank, reported earnings for the nine months ended September 30, 2012 of $4,997,000, an increase of 21.3% over the same period in 2011. The main component of improved earnings came from net interest income of $16,228,000, which was 11.3% greater than the first nine months of 2011. Earnings per share were $3.12 for the nine month period ended September 30, 2012, an increase of 21.9% over 2011. Dividends declared year-to-date were $1.08 per share. Return on average stockholders’ equity was 11.65% and 10.45% for the first nine months of 2012 and 2011, respectively. Return on average assets was 1.12% for the first nine months of 2012, an increase of 12.0% over the previous year to date ratio.

The Company reported total assets of $613,704,000 at September 30, 2012, an increase of $43,748,000 or 7.7% over balances a year earlier. During that time, the loan portfolio grew $33,250,000 or 7.5% to $477,131,000 and deposits increased $38,636,000 or 8.2% to $507,310,000 at September 30, 2012. The Company reported ratios of net charge offs to average loans of .50% and nonperforming assets to total assets of 2.48% at September 30, 2012, compared to .30% and 3.43%, respectively, at September 30, 2011. With continued stagnation in economic conditions, the Company has experienced an increase in charged off loans assisting to lower nonperforming assets.

President and Chief Executive Officer Gary C. Beilman stated, “Our entire institution is busy servicing existing customers and establishing new relationships as can be evidenced in our continued growth. When compared to balances one year ago, deposits, loans, and total assets have all increased. Net income for three quarters is just under $5 million, which is 21% greater than the same period last year. The value of Dimeco is strong; book value per share is up almost 7%, market value per share has increased almost 15%, and stockholders’ equity has expanded by 8.5%.”

Beilman continued, “We continue our efforts to improve asset quality during this prolonged economic downturn. Non-performing assets to total assets decreased almost 28% due to our efforts to address these quality issues and take the necessary steps to properly record asset valuation. Also of note, is $2.6 million in non-accrual loans that went back to accrual status in the third quarter of 2012. Our focus will remain on the improvement of this segment of our business as we move forward. We thank our shareholders for their continued investment in Dimeco and the community for their continued patronage.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Northeast Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking along with a wealth management division. For more information on The Dime Bank, visit www.thedimebank.com.

Source Dimeco, Inc. / October 19, 2012

Contact: Deborah Unflat, Vice President Marketing

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands, except per share)	2012	2011	2012	2011
Interest Income
Interest and fees on loans	$6,103	$5,721	$17,665	$16,681
Investment securities:
Taxable	279	327	923	937
Exempt from federal income tax	315	305	944	898
Other	2	1	7	8
Total interest income	6,699	6,354	19,539	18,524

Interest Expense
Deposits	861	1,016	2,698	3,221
Short-term borrowings	21	29	71	90
Other borrowed funds	176	206	542	639
Total interest expense	1,058	1,251	3,311	3,950

Net Interest Income	5,641	5,103	16,228	14,574

Provision for loan losses	650	1,300	2,000	2,000

Net Interest Income After Provision for Loan Losses	4,991	3,803	14,228	12,574

Noninterest Income
Service charges on deposit accounts	218	260	674	788
Mortgage loans held for sale gains, net	104	75	428	223
Investment securities gains (losses)	-	14	109	(14)
Brokerage commissions	220	156	550	494
Earnings on bank-owned life insurance	110	110	326	323
Debit card fees	169	160	479	451
Other income	244	157	629	610
Total noninterest income	1,065	932	3,195	2,875

Noninterest Expense
Salaries and employee benefits	1,942	1,752	5,768	5,372
Occupancy expense, net	277	282	854	853
Furniture and equipment expense	101	107	301	325
Professional fees	181	144	577	637
Data processing expense	163	173	489	530
Other expense	1,052	839	2,879	2,539
Total noninterest expense	3,716	3,297	10,868	10,256

Income before income taxes	2,340	1,438	6,555	5,193
Income taxes	593	256	1,558	1,075

NET INCOME	$1,747	$1,182	$4,997	$4,118

Earnings per Share - basic	$1.09	$0.73	$3.12	$2.56
Earnings per Share - diluted	$1.09	$0.73	$3.12	$2.56
Average shares outstanding - basic	1,600,248	1,623,718	1,599,848	1,606,811
Average shares outstanding - diluted	1,609,699	1,625,183	1,602,137	1,608,112

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)
September 30,	2012	2011
Assets
Cash and due from banks	$6,809	$7,762
Interest-bearing deposits in other banks	1,096	2,583
Total cash and cash equivalents	7,905	10,345

Mortgage loans held for sale	569	-
Investment securities available for sale	97,684	85,863

Loans (net of unearned income of $0 and $6)	477,131	443,881
Less allowance for loan losses	8,019	8,444
Net loans	469,112	435,437

Premises and equipment	9,698	10,108
Accrued interest receivable	2,115	1,978
Bank-owned life insurance	10,334	9,965
Other real estate owned	3,103	4,192
Other assets	13,184	12,068

TOTAL ASSETS	$613,704	$569,956

Liabilities
Deposits:
Noninterest-bearing	$58,433	$52,988
Interest-bearing	448,877	415,686
Total deposits	507,310	468,674

Short-term borrowings	21,518	24,733
Other borrowed funds	21,111	18,110
Accrued interest payable	498	510
Other liabilities	4,323	3,604

TOTAL LIABILITIES	554,760	515,631

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,653,746 shares issued	827	827
Capital surplus	5,834	6,347
Retained earnings	51,422	47,568
Accumulated other comprehensive income	2,073	1,650
Treasury stock, at cost (29,940 and 54,100 shares)	(1,212)	(2,067)

TOTAL STOCKHOLDERS' EQUITY	58,944	54,325

TOTAL LIABILITES AND STOCKHOLDERS' EQUITY	$613,704	$569,956

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)					% Increase
	2012		2011		(decrease)
Performance for the nine months ended September 30,
Interest income	$19,539		$18,524		5.5%
Interest expense	$3,311		$3,950		-16.2%
Net interest income	$16,228		$14,574		11.3%
Net income	$4,997		$4,118		21.3%

Shareholders' Value (per share)
Net income - basic	$3.12		$2.56		21.9%
Net income - diluted	$3.12		$2.56		21.9%
Dividends	$1.08		$1.08		-
Book value	$36.30		$33.96		6.9%
Market value	$39.00		$34.00		14.7%
Market value/book value ratio	107.4%		100.1%		7.3%
*Price/earnings multiple	9.4	X	10.0	X	-6.0%
*Dividend yield	3.69%		4.24%		-13.0%

Financial Ratios
*Return on average assets	1.12%		1.00%		12.0%
*Return on average equity	11.65%		10.45%		11.5%
Shareholders' equity/asset ratio	9.60%		9.53%		0.7%
Dividend payout ratio	34.62%		42.19%		-17.9%
Nonperforming assets/total assets	2.48%		3.43%		-27.7%
Allowance for loan loss as a % of loans	1.68%		1.90%		-11.6%
Net charge-offs/average loans	0.50%		0.30%		66.7%
Allowance for loan loss/nonaccrual loans	73.8%		65.6%		12.5%
Allowance for loan loss/non-performing loans	66.4%		55.1%		20.5%

Financial Position at September 30,
Assets	$613,704		$569,956		7.7%
Loans, net of unearned	$477,131		$443,881		7.5%
Deposits	$507,310		$468,674		8.2%
Stockholders' equity	$58,944		$54,325		8.5%

*	annualized

October 2012

Dear Shareholders:

I am pleased to present the report of your company, Dimeco, Inc., for the third quarter of 2012. To begin, I direct your attention to our continued growth. When compared to the same quarter of last year, deposits have grown over 8%, loans have increased by 7.5%, and total assets stand at almost $614 million, up 7.7%. Our entire institution is busy servicing existing customers and establishing new relationships.

Net income for three quarters is just under $5 million, which is up 21% over the same period last year. This performance equates to a return on average assets of 1.12% and a return on average equity of 11.65%, both of which are double digit increases over 2011 third quarter results. Important to you, our shareholders, is that book value per share is up almost 7%, market value per share has increased almost 15%, and stockholders’ equity has expanded by 8.5%. We believe these numbers speak well towards the enhancement of your investment.

As discussed during the previous two quarterly reports, we continue our efforts to improve asset quality during this prolonged economic downturn. Non-performing assets to total assets decreased almost 28% due to our efforts to address these quality issues and take the necessary steps to properly record asset valuation. Also of note, is $2.6 million in non-accrual loans that went back on accrual status after showing positive payment history. Our focus will remain on the improvement of this segment of our business as we move forward. As always, we will keep you informed of the results of our efforts.

I thank you for your loyalty and continued support. Please remember to recommend our company for banking and wealth management services, as well as for the investment in our company stock.

Sincerely,

/s/ Gary C. Beilman

Gary C. Beilman

President and Chief Executive Officer